Exhibit 1.3

(Translation)

REGULATIONS OF

THE BOARD OF CORPORATE AUDITORS

ADVANTEST CORPORATION

(Translation)

REGULATIONS OF

THE BOARD OF CORPORATE AUDITORS

OF

ADVANTEST CORPORATION

(Kabushiki Kaisha Advantest)

Article  1. (General Rule)

Unless otherwise provided by laws, regulations or the Articles of Incorporation of Advantest Corporation (the “Company”), matters concerning the Board of Corporate Auditors of the Company shall be governed by these Regulations.

Article  2. (Organization)

The Board of Corporate Auditors shall consist of all corporate auditors.

Article  3. (Purpose)

The Board of Corporate Auditors shall receive reports, deliberate or make resolutions on important matters concerning audits; provided, however, that it shall not interfere with the execution of powers of each corporate auditor.

Article  4. (Duties of the Board of Corporate Auditors)

The Board of Corporate Auditors shall perform the following duties; provided, however, that decisions made pursuant to Paragraph 3 below shall not interfere with the execution of powers of each corporate auditor:

	preparing audit reports;

‚	nominating and dismissing corporate standing auditor(s); and

ƒ	determining audit policy, methods to investigate the state of business operations and assets and other matters relating to the execution of duties by corporate auditors.

Article  5. (Nomination and Dismissal of Corporate Standing Auditor(s))

The Board of Corporate Auditors may, by resolution, nominate or dismiss corporate standing auditor(s).

Article  6. (Chairperson)

1.	The Board of Corporate Auditors shall, by resolution, appoint a chairperson of the Board of Corporate Auditors from among themselves.

2.	The chairperson of the Board of Corporate Auditors shall perform the duties set forth in Article 8, Paragraph 1 below and the duties commissioned by the Board of Corporate Auditors; provided, however, that the forgoing shall not interfere with the execution of powers of each corporate auditor.

Article  7. (Meetings to be Held)

The meeting of the Board of Corporate Auditors shall be held at least once every three (3) months; provided, however, that a meeting may be held from time to time as necessary.

Article  8. (Person Entitled to Convene Meetings)

1.	The chairperson of the Board of Corporate Auditors shall convene and preside over the meetings of the Board of Corporate Auditors.

2.	Each corporate auditor may request the chairperson of the Board of Corporate Auditors to convene a meeting of the Board of Corporate Auditors.

3.	Despite such request, if the chairperson does not convene a meeting of the Board of Corporate Auditors, the corporate auditor who made the request may convene and preside over the meeting.

Article  9. (Convocation Notice)

1.	Convocation notice of a meeting of the Board of Corporate Auditors shall be sent to each corporate auditor in writing at least three (3) days prior to the date of the meeting; provided, however, that, in urgent cases, such period may be shortened and a meeting may be convened orally.

2.	With the consent of all corporate auditors, a meeting of the Board of Corporate Auditors may be held without following the convocation procedures.

Article  10. (Method of Adopting Resolution)

1.	Resolutions of a meeting of the Board of Corporate Auditors shall be adopted by a majority vote of corporate auditors.

2.	In adopting resolutions, the Board of Corporate Auditors shall deliberate based on adequate materials.

Article  11. (Resolution of Audit Policy and Others)

1.	Audit policy, audit plans, audit procedures, assignment of audit work and budgeting of audit expenses, among others, shall be determined by resolution of the Board of Corporate Auditors.

2.	In addition to the matters set out in the preceding paragraph, the Board of Corporate Auditors shall resolve any other matters deemed necessary to perform the duties of the corporate auditors, including any further improvement to be made to the audit system of the Company, and propose such matters to the directors.

Article  12. (Explanation to the Representative Director and the Board of Directors)

1.	The Board of Corporate Auditors shall present explanations to the Representative Director and the Board of Directors with respect to audit policy, audit plans and the state of audit enforcement and results from time to time.

2.	In addition to matters required by law, the Board of Corporate Auditors shall set matters that the directors should report to the Board of Corporate Auditors by discussing these matters with Directors, and the Board of Corporate Auditors shall receive the reports.

Article  13. (Reports to the Board of Corporate Auditors by Corporate Auditor)

1.	Each corporate auditor shall report the state of his execution of duties to the Board of Corporate Auditors from time to time, and at any time upon request by the Board of Corporate Auditors.

2.	Any corporate auditor who has received a report from the accounting auditor, director or any other person shall report the same to the Board of Corporate Auditors.

3.	The Board of Corporate Auditors may request reports from the accounting auditor, directors, employees, such as those of the internal audit department, and other persons, when necessary.

4.	With respect to Paragraph 3 above, if any of the corporate auditors, the accounting auditor, directors, employees of the internal audit department or other persons set matters that such persons should report to the Board of Corporate Auditors and notify all of the corporate auditors with respect to such matters, such matters shall not be required to be reported to the Board of Corporate Auditors.

Article 14.	(Measures to be taken for Specific Reports)

1.	If the Board of Corporate Auditors receives a report from any of the directors to the effect that material damage to the Company was found, the Board of Corporate Auditors shall conduct necessary investigations and take appropriate measures according to the situation.

2.	If the Board of Corporate Auditors receives a report from the accounting auditor to the effect that any misconduct by a director with respect to the execution of his duties or any other material facts which contravene the provisions of laws, regulations or the Articles of Incorporation of the Company were found, the Board of Corporate Auditors shall conduct necessary investigations and take appropriate measures according to the situation.

Article 15.	(Preparation of Audit Report)

1.	The Board of Corporate Auditors shall receive financial statements (such as the balance sheets, statements of income and business reports) from the directors and the audit report from the accounting auditor. The corporate auditors who shall receive these documents must be corporate standing auditors.

2.	The Board of Corporate Auditors shall prepare the audit report of the corporate auditors based on reports received from each corporate auditor and after deliberation thereof.

3.	If any corporate auditor expresses a different opinion, such opinion shall be indicated in the audit report of the corporate auditors.

4.	Each corporate auditor shall sign and seal or affix an electronic signature to the audit report of the corporate auditor. Any corporate standing auditor shall indicate his such title thereon.

Article 16.	(Consent concerning Appointment of Corporate Auditors)

The following matters relating to appointment of the corporate auditors shall be determined by resolution of the Board of Corporate Auditors:

	consenting to the matters for resolution to be submitted to a general meeting of shareholders concerning appointment of corporate auditor(s);

‚	requesting that matters concerning appointment of corporate auditors be matters for resolution to be submitted to a general meeting of shareholders; and

ƒ	requesting matters to be submitted for resolution to a general meeting concerning appointment of corporate auditor(s).

Article  17. (Consent concerning Appointment of the Accounting Auditor)

1.	The following matters relating to appointment, removal or non-reappointment of the accounting auditor shall be determined by resolution of the Board of Corporate Auditors:

	consenting to the matters for resolution to be submitted to a general meeting of shareholders concerning appointment of the accounting auditor;

‚	consenting to that matters concerning appointment or non-reappointment of the accounting auditors be matters for resolution to be submitted to a general meeting of shareholders;

ƒ	requesting matters to be submitted for resolution to a general meeting of shareholders concerning appointment of the accounting auditor;

„	requesting that matters concerning appointment, removal or non-reappointment of the auditing auditors be matters for resolution to be submitted to a general meeting of shareholders; and

…	appointing those who shall temporarily assume the duty of the accounting auditor in case of a vacancy of the position of accounting auditor.

2.	If the Board of Corporate Auditors determines to remove the accounting auditor for a cause pursuant to any provisions of laws and regulations, a unanimous resolution of the Board of Corporate Auditors for such removal shall be required and may be adopted after deliberation of the Board of Corporate Auditors. In such case, a corporate auditor appointed by the Board of Corporate Auditors shall report on and explain such removal of the accounting auditor and the reason therefor at the first general meeting of shareholders convened after the removal.

Article  18. (Consent with respect to Remuneration for the Accounting Auditor)

The Board of Corporate Auditors shall, by resolution, consent to the remuneration for the accounting auditor or those who temporarily assume the duty of the accounting auditor.

Article  19. (Consent of the Corporate Auditors concerning exculpation of Directors)

Consent to the following matters shall require a unanimous resolution of the Board of Corporate Auditors and may be adopted after deliberation of the corporate auditors:

	submission of matters concerning exculpation of any directors for resolution to a general meeting of shareholders;

‚	amendments to the Articles of Incorporation to allow exculpation of any directors by resolution of the Board of Directors;

ƒ	submission of matters concerning exculpation of any directors for resolution to a meeting of the Board of Directors pursuant to the provisions of the Articles of Incorporation;

„	amendments to the Articles of Incorporation to allow outside directors to enter into an exculpation agreement with the Company; and

…	auxiliary intervention by the Company in litigations to assist any directors.

Article  20. (Deliberation pertaining to the Execution of Powers by Corporate Auditors)

In case the corporate auditors shall execute their powers or perform their duties with respect to the following matters, the corporate auditors may deliberate such matters at a meeting of the Board of Corporate Auditors in advance:

	any explanation in response to questions made to the corporate auditors in writing by any shareholder prior to a general meeting of shareholders;

‚	any report to the Board of Directors and requests of convocation of a meeting of the Board of Directors and other matters related thereto;

ƒ	any report of their opinions concerning matters for resolution or other documents to be submitted to a general meeting of shareholders;

„	any claim filed to seek injunction against illegal acts by any directors;

…	any statement at a general meeting of shareholders concerning appointment, removal, resignation and remuneration of the corporate auditors;

†	any matter concerning lawsuits between the Company and a director; and

‡	any other matters including filing of lawsuits.

Article  21. (Deliberation with respect to Remuneration of Corporate Auditors)

The Board of Corporate Auditors may deliberate with respect to remuneration and other matters of the corporate auditors when all of the corporate auditors agree to hold such deliberation.

Article  22. (Minutes)

1.	The Board of Corporate Auditors shall prepare minutes of a meeting of the Board of Corporate Auditors. Such minutes shall include the following matters and shall be signed or sealed (including electronic signatures) by the corporate auditors present at the meeting:

	Date and place of the meeting of the Board of Corporate Auditors (including methods of participation by corporate auditors, directors or the accounting auditor, who were not present at the place of the meeting);

‚	A summary of the proceedings of the meeting and the results thereof;

ƒ	In case any opinions or comments were made at a meeting of the Board of Corporate Auditors with respect to the following matters, an outline of such opinions or comments:

(i)	report from a director to the effect that material damage to the Company was found; and

(ii)	report from the accounting auditor to the effect that any misconduct by a director with respect to the execution of his duties or any other material facts which contravene the provisions of laws, regulations or the Articles of Incorporation of the Company were found.

„	Names of directors or the accounting auditor who were present at the meeting of the Board of Corporate Auditors; and

…	Name of the chairperson of the Board of Corporate Auditors;

2.	If it is deemed unnecessary to report certain matters to the Board of Corporate Auditors pursuant to Article 13, Paragraph 4, minutes containing each of the followings shall be prepared:

	nature of the matters that were deemed unnecessary to be reported to the Board of Corporate Auditors;

‚	date on which it was deemed unnecessary for the matters to be reported to the Board of Corporate Auditors; and

ƒ	names of corporate auditors who prepared the minutes.

3.	The minutes referred to in Paragraph 2 above shall be kept at the head office of the Company for ten (10) years.

Article  23. (Secretariat of the Board of Corporate Auditors)

The administration of the Board of Corporate Auditors including convocation, preparation of the minutes of a meeting of the Board of Corporate Auditors and other operational matters of the Board of Corporate Auditors shall be handled by the corporate auditors’ staff.

Article  24. (Regulations for the Audit of Corporate Auditors)

Matters regarding audits by the Board of Corporate Auditors and the corporate auditors shall be governed by the Regulations for the Audit of Corporate Auditors (Kansayaku Kansa Kijyun) of the Japan Corporate Auditors Association, in addition to the matters provided by laws, regulations, the Articles of Incorporation of the Company and these Regulations of the Board of Corporate Auditors.

Article  25. (Amendment and Abolition of these Regulations)

Any amendment to, and abolition of, these Regulations shall be made by resolution of the Board of Corporate Auditors.

SUPPLEMENTARY PROVISION

These Regulations shall come into force on September 27, 2006.

1.	Enacted	June 30, 1994;
2.	Amended	August 30, 2002;
3.	Amended	June 27, 2006;
4.	Amended	September 27, 2006